Exhibit 99.1

[AGL RESOURCES LOGO]

FOR IMMEDIATE RELEASE

Financial Contact:

Media Contact:

Steve Cave

Nick Gold

Director, Investor Relations

Director, Community Affairs

(404) 584-3801

(404) 584-3457

AGL RESOURCES REPORTS 2003 EARNINGS

Strong Performance in Each Business Segment Drives 2003 Increase;

Company Reaffirms 2004 Guidance

ATLANTA, January 28, 2004 – AGL Resources Inc. (NYSE: ATG) today reported 2003 full-year net income of $127.9 million, or $2.03 per basic share ($2.01 per diluted share), compared with $103.0 million, or $1.84 per basic share ($1.82 per diluted share) in 2002.  Excluding the impact of a gain on the sale of company property, net of a related charitable contribution, but including the cumulative effect of a change in accounting principle, 2003 earnings would have been $1.95 per basic share ($1.93 per diluted share).  The company had previously provided 2003 earnings guidance in the range of $1.91 to $1.96, factoring in the effects of these items.  Net income for 2003, excluding the gain on the property sale and net of the charitable contribution, was $123.1 million, a 20 percent increase over the $103.0 million reported in 2002.  As a result of the company’s equity offering in February 2003, results for 2003 are based on weighted average shares outstanding of 63.1 million, while 2002 results were based on weighted average shares outstanding of 56.1 million.

Strong performances in the company’s major business units, including Distribution Operations, Wholesale Services and its SouthStar Energy Services joint venture drove 2003 earnings results.  Lower corporate expenses, primarily the result of lower interest expense reflecting a favorable interest rate environment, also enhanced results.

“We were right on track to the finish line in 2003,” said Paula G. Rosput, chairman, president and chief executive officer of AGL Resources.  “Value-oriented investors can count on us to maintain the pace in 2004.”

For the fourth quarter of 2003, earnings were $0.54 per basic and diluted share, compared with $0.55 per basic and diluted share reported in the fourth quarter of 2002.  Improved earnings from Distribution Operations and SouthStar Energy Services primarily drove fourth-quarter 2003 results.  Earnings from the Distribution Operations segment increased due mainly to higher operating margins and customer growth.  SouthStar’s improvement resulted in large part from higher margins, AGL Resources’ increased ownership interest in the joint venture, and the resolution of the earnings sharing provisions in the partnership agreement with Piedmont Energy.  These improved results for the quarter were partly offset by a decrease in earnings at Sequent, principally resulting from the accounting effect of transactions executed to economically hedge Sequent’s gas storage inventory, and to a lesser extent, increased overhead costs.  The effect of the accounting change stems from the company’s application of EITF 02-03, which requires non-derivative energy trading transactions to be accounted for on an accrual, rather than mark-to-market, basis.

KEY 2003 DRIVERS BY SEGMENT

o

The Distribution Operations segment continued to perform well during 2003, contributing EBIT of $246.8 million, compared with a 2002 EBIT contribution of $224.4 million.  Excluding a net $13.5 million pre-tax gain on the sale of company property and the related charitable contribution, the Distribution Operations segment EBIT for 2003 was $233.3 million, a 4 percent increase over 2002.  The increase was primarily due to higher operating margins, driven by higher customer usage and a net increase in the average number of connected customers.  Total operating expenses for 2003 were $366.7 million, compared to $362.5 million in 2002.  The increase in operating expenses principally reflects higher overhead costs, including an increase in building lease expenses.

o

The Wholesale Services segment contributed $19.6 million in EBIT for the year compared to $9.1 million in 2002, a 115 percent increase.  The earnings improvement resulted primarily from increased activity related to optimization of transportation and storage assets, coupled with increased commodity margins.  Sequent’s results were affected by EITF 02-03, which rescinded EITF 98-10 and resulted in inventory, which had previously been recorded on a mark-to-market basis, being recorded on an accrual basis.  The cumulative effect of this accounting change resulted in a positive impact to EBIT of $6.5 million, after regulatory sharing, in 2003.  Higher operating margins at Sequent also reflect a 26 percent increase in physical volumes sold during the year and a significant expansion of Sequent’s business into the Midwest, mid-Atlantic and Northeast natural gas markets.  Earnings at Sequent were offset by increased operating expenses related to the expansion of the business and improvements in technology systems.

o

The Energy Investments segment contributed $43.1 million in EBIT in 2003, compared to $23.6 million in 2002, an 83 percent increase.  SouthStar Energy Services accounted for the majority of the segment’s improved results.  SouthStar’s improved contribution to earnings resulted from higher operating margins and reduced bad debt and operating expenses, as well as AGL Resources’ increased ownership percentage (from 50 percent to 70 percent) in the joint venture.  Results at SouthStar also reflect the settlement of the disproportionate earnings sharing issue with Piedmont Energy in the fourth quarter 2003.  The agreement resulted in AGL Resources recognizing an additional $5.9 million of equity earnings for the 12 months ended December 31, 2003, and resolves all outstanding issues related to disproportionate sharing between the two partners in SouthStar.  The agreement also provided for a cash distribution of $40 million to the owners on December 31, 2003, of which $34 million was allocated to AGL Resources.

o

The Corporate segment EBIT contribution decreased by $1.3 million in 2003, primarily the result of assets retired during 2003, of which the majority related to the write-off on the sale of company property during the third quarter of 2003; and increased corporate overhead costs in 2003.  These results were offset by prior charges taken in 2002 related to the cancellation of a technology project, write-off of a management software project, and employee severance costs.

INTEREST EXPENSE AND INCOME TAXES

Interest expense in 2003 was $75.6 million, about $10.4 million lower than in 2002.  A favorable interest rate environment, lower average debt balances, and the retirement of certain higher-interest debt obligations combined to lower the company’s interest expense relative to the previous year.  2003 income taxes of $86.8 million were significantly higher than the $58.0 million recorded in 2002, and reflect the higher earnings year-over-year and a higher projected effective tax rate for 2003.

EARNINGS OUTLOOK

In November 2003, AGL Resources forecasted 2004 full-year earnings per share of between $2.01 and $2.10.  The company reaffirms this earnings guidance for the year.

Earnings Conference Call Webcast:  The AGL Resources fourth-quarter/year-end 2003 earnings conference call, scheduled for January 28, 2004, at 3:30 p.m. (ET), can be accessed via the AGL Resources website at www.aglresources.com.   The call will address the company’s financial results for 2003.  The webcast replay of the call will be available on the website through the close of business on February 6, 2004.  Financial information about the fiscal year ended 2003, including the reconciliation of certain non-GAAP financial measures mentioned during the webcast, is available on the company’s website at www.aglresources.com under the “investor information” section.

The following tables reconcile EBIT and operating margin to operating income.

AGL Resources Inc.
Reconciliation of Operating Margin to Operating Revenues
For the Three and Twelve Months Ended
December 31, 2003 and 2002
(In millions)

	Three Months			Twelve Months

	12/31/2003	12/31/2002	Fav/(Unfav)	12/31/2003	12/31/2002	Fav/(Unfav)

Operating Revenues	$278.3	$251.1	$27.2	$983.7	$877.2	$106.5
Cost of gas	116.2	89.7	(26.5)	339.4	268.2	(71.2)
Operating margin	$162.1	$161.4	$0.7	$644.3	$609.0	$35.3

AGL Resources Inc.
Condensed Statements of Consolidated Income
For the Three and Twelve Months Ended
December 31, 2003 and 2002
(In millions, except per share amounts)

	Three Months			Twelve Months

	12/31/2003	12/31/2002	Fav/(Unfav)	12/31/2003	12/31/2002	Fav/(Unfav)

Operating Revenues	$278.3	$251.1	$27.2	$983.7	$877.2	$106.5
Total Operating Expenses	220.6	188.9	(31.7)	741.3	660.7	(80.6)
Gain on Sale of Caroline Street Campus	-	-	-	15.9	-	15.9
Operating Income	57.7	62.2	(4.5)	258.3	216.5	41.8
Equity in Earnings of SouthStar	16.7	4.5	12.2	45.9	27.0	18.9
Other Income	1.2	3.8	(2.6)	1.9	3.5	(1.6)
Contribution to AGL Resources Private Foundation, Inc.	-	-	-	(8.0)	-	(8.0)
Earnings Before Interest & Taxes	75.6	70.5	5.1	298.1	247.0	51.1
Interest Expense	18.3	20.7	2.4	75.6	86.0	10.4
Earnings Before Income Taxes	57.3	49.8	7.5	222.5	161.0	61.5
Income Taxes	22.3	18.6	(3.7)	86.8	58.0	(28.8)
Income Before Cumulative Effect of	35.0	31.2	3.8	135.7	103.0	32.7

Income Before Cumulative Effect of Change in Accounting Principle
Cumulative Effect of Change in	-	-	-	(7.8)	-	(7.8)
Accounting Principle
Net Income	$35.0	$31.2	$3.8	$127.9	$103.0	$24.9

EPS Before Cumulative Effect of Change in Accounting Principle
Basic	$0.54	$0.55	($0.01)	$2.15	$1.84	$0.31
Diluted	$0.54	$0.55	($0.01)	$2.13	$1.82	$0.31

EPS
Basic	$0.54	$0.55	($0.01)	$2.03	$1.84	$0.19
Diluted	$0.54	$0.55	($0.01)	$2.01	$1.82	$0.19

Shares Outstanding
Basic	64.3	56.5	7.8	63.1	56.1	7
Diluted	65.2	57.1	8.1	63.7	56.6	7.1

AGL Resources Inc.
EBIT Schedule
For the Three and Twelve Months Ended
December 31, 2003 and 2002
(In millions, except per share amounts)

	Three Months			Twelve Months

	12/31/2003	12/31/2002	Fav/(Unfav)	12/31/2003	12/31/2002	Fav/(Unfav)
Distribution Operations	$64.4	$60.4	$4.0	$246.8	$224.4	$22.4
Wholesale Services	(2.3)	4.3	(6.6)	19.6	9.1	10.5
Energy Investments	16.5	5.5	11.0	43.1	23.6	19.5
Corporate	(3.0)	0.3	(3.3)	(11.4)	(10.1)	(1.3)
Consolidated EBIT	75.6	70.5	5.1	298.1	247.0	51.1
Interest Expense	18.3	20.7	2.4	75.6	86.0	10.4
Income Taxes	22.3	18.6	(3.7)	86.8	58.0	(28.8)
Income Before Cumulative Effect of Change in Accounting Principle	35.0	31.2	3.8	135.7	103.0	32.7
Cumulative Effect of Change in Accounting Principle	-	-	-	(7.8)	-	(7.8)
Net Income	$35.0	$31.2	$3.8	$127.9	$103.0	$24.9

Earnings per Common Share Before Cumulative Effect of Change in Accounting Principle
Basic	$0.54	$0.55	($0.01)	$2.15	$1.84	$0.31
Diluted	$0.54	$0.55	($0.01)	$2.13	$1.82	$0.31

Earnings per Common Share
Basic	$0.54	$0.55	($0.01)	$2.03	$1.84	$0.19
Diluted	$0.54	$0.55	($0.01)	$2.01	$1.82	$0.19